SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON  D.C.  20549

                           FORM 8 - K

                         CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF THE

              SECURITIES AND EXCHANGE ACT OF 1934

  Date of Report (Date of Earliest Event Reported):  August 31, 1999
                                                    -----------------

                    BT Financial Corporation
                    ------------------------
        (Exact Name of Registrant as Specified in its Charter)

       Pennsylvania                  0-12377          25-1441348
       ------------                  -------          ----------
(State or other juristiction of    (Commission       (I.R.S.Employer
 incorporation or organization     File Number)    Identification No.)

          551 Main Street, Johnstown, Pennsylvania  15901
          -----------------------------------------------
              (Address of Principal Executive Offices)
                            (Zip Code)

                          (814) 532-3801
                          --------------
       (Registrant's Telephone Number, including Area Code)







Item 5  Other Events
        ------------

On July 14, 1999, BT Financial Corporation ("BT") completed a merger with First Philson Financial Corporation
("Philson"), Berlin, Pennsylvania whereby Philson merged directly into BT. In connection with the merger, each share of Philson common stock was converted into 1.667 shares of BT Common Stock, resulting in the issuance of 2,904,580 shares of BT Common Stock. The merger was accounted for as a pooling of interests.

The combined condensed results of operations of BT are presented as follows for the one month and eight month periods ended
August 31, 1999:


(Dollars in thousands,             One Month Ended        Eight Months Ended
except share data)                 August 31, 1999        August 31, 1999
                                   -------------------------------------------
Net Interest Income (before
 provision for loan losses)            $   6,886               $   53,660
Total Other Income                         1,451                   10,695
Total Other Expenses                       4,902                   42,931 (1)
Net Income                                 2,044                   12,377

Earnings Per Share - Basic and
 Diluted                               $     .13               $      .78
Weighted average shares
 outstanding -
  Basic                               15,888,852               15,888,852
  Diluted                             15,889,164               15,889,108

      (1) Includes nonrecurring merger costs of approximately
$4.1 million related to the Philson acquisition.


In the opinion of the management of BT, the unaudited results for the one month and eight month periods ended August 31, 1999 include all normal, recurring adjustments necessary to present fairly the results of operations for the one month and eight month periods. The results are not necessarily indicative of the results for the entire year.




                            SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  September 8, 1999          By:/s/ John H. Anderson
        -----------------             ------------------------
                                      John H. Anderson,
                                      Chairman and Chief
                                      Executive Officer